United States
Securities and Exchange Commission
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 6, 2007

Arena Resources, Inc.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-46164	73-1596109
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4920 South Lewis Street, Suite 107, Tulsa, Oklahoma 74105
(Address of principal executive offices)

Registrant's telephone number, including area code  (918) 747-6060

          Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]    Written communications pursuant to Rule 425 under the Securities Act (17 CPR 230.425)

[   ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

[   ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CPR 240.14d-2(b))

[   ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CPR 240.13e-4(c))

Section 8 – Other Events

Item 8.01     Other Events.

               On June 6, 2007, Arena Resources, Inc. entered into a letter of intent (the “Letter of Intent”) with Aspen Pipeline L.P. (“Aspen”), pursuant to which Aspen and we have outlined terms for the proposed construction and operation by Aspen of a high pressure natural gas pipeline. This pipeline will transport our natural gas produced from our Yates formation in Andrews County, Texas, to the Odessa-Ector Power Partners gas-fired electric generating facility in Odessa, Texas.

               The transaction contemplated by the Letter of Intent is subject to the fulfillment of certain conditions precedent and the negotiation of definitive agreements.

               If the transaction is completed in accordance with the terms contained in the Letter of Intent, we will commit to drill or recomplete a minimum of 60, and a maximum of 85 to 90 well bore sites annually over the initial four years following the execution of the definitive agreement. This drilling/recompletion program will be necessary for us to achieve certain volumetric mmbtu/day production requirements contemplated by the Letter of Intent. We currently estimate that the cost of this program will be approximately $45 million over the four-year period. If this drilling program does not produce at the anticipated levels, we may be required to drill up to 30 additional wells per year.

               In return for our commitment, we hope to secure a market by having an established purchaser and delivery system for the natural gas produced from the Yates formation, with a fixed sales price equal to 70% of the Platts Gas Daily, Daily Price Survey for the Permian Basin.

               The Letter of Intent requires that the definitive agreements necessary to consummate this proposed transaction will be negotiated and executed within 45 days. The target date for completion of the pipeline is the second quarter of 2008.

               A copy of the Letter of Intent is included as an exhibit hereto.

Exhibits

10.1	Letter of Intent dated June 6, 2007 between Arena Resources, Inc. and Aspen Pipeline, L.P.

SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARENA RESOURCES, INC.

Date: June 14, 2007	By:	/s/ William R. Broaddrick
William R. Broaddrick
Vice President Finance and Principal Financial Officer